Exhibit 23


            Consent of Independent Registered Public Accounting Firm

To the Board of Directors
Recom Managed Systems, Inc.

We consent to the use of our Independent Registered Public Accounting Firm Report dated January 30, 2004 covering the financial statements of Recom Managed Systems, Inc. for each of the two years in the period ended December 31, 2003 to be included in this Form SB-2 (amendment #1) registration statement to be filed with the Commission on approximately February 8, 2005.

We also consent to the reference to us as experts in matters of accounting and auditing in this registration statement.

/s/  Stonefield Josephson, Inc.

STONEFIELD JOSEPHSON, INC.
CERTIFIED PUBLIC ACCOUNTANTS

Santa Monica, California
February 8, 2005